EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-146874 and No. 333-152684) on Form S-8 of Digital Ally, Inc. of our reports dated March 9, 2009, relating to our audits of the financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Digital Ally, Inc. for the year ended December 31, 2008.

Kansas City, Missouri
March 9, 2009